UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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ENCORE WIRE CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENCORE WIRE CORPORATION

1329 Millwood Road

McKinney, Texas 75069

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 1, 2012

NOTICE is hereby given that the annual meeting of stockholders of Encore Wire Corporation (the “Company”) will be held on Tuesday, May 1, 2012, at 9:00 a.m., local time, at the Company’s corporate offices at 1329 Millwood Road, McKinney, Texas 75069, for the following purposes:

1.	To elect a Board of Directors for the ensuing year;

2.	To approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers.

3.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2012; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 19, 2012 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. The Company’s 2011 Annual Report, containing a record of the Company’s activities and consolidated financial statements for the year ended December 31, 2011, is also enclosed.

Dated: March 22, 2012

By Order of the Board of Directors

FRANK J. BILBAN

Secretary

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. IF YOU DO ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROMPT RETURN OF PROXIES WILL INSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION.

ENCORE WIRE CORPORATION

1329 Millwood Road

McKinney, Texas 75069

PROXY STATEMENT

For Annual Meeting of Stockholders

To be Held on May 1, 2012

GENERAL

The accompanying proxy is solicited by the Board of Directors (the “Board” or the “Board of Directors”) of Encore Wire Corporation (the “Company” or “Encore Wire” or “Encore”) for use at the annual meeting of stockholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. The approximate date on which this proxy statement and the accompanying proxy are first being sent to stockholders is March 29, 2012.

The cost of soliciting proxies will be borne by the Company. The Company may use certain of its officers and employees (who will receive no special compensation therefor) to solicit proxies in person or by telephone, facsimile, telegraph or similar means.

Proxies

Shares entitled to vote and represented by a proxy in the accompanying form duly signed, dated and returned to the Company and not revoked, will be voted at the meeting in accordance with the directions given. If no direction is given, such shares will be voted for the election of the nominees for directors named in the accompanying form of proxy and in accordance with the recommendations of the Board of Directors on the other proposals listed on the proxy card and at the proxies’ discretion on any other matter that may properly come before the meeting. Any stockholder returning a proxy may revoke it at any time before it has been exercised by giving written notice of such revocation to the Secretary of the Company, by filing with the Company a proxy bearing a subsequent date or by voting in person at the meeting.

Voting Procedures and Tabulation

The Company will appoint one or more inspectors of election to conduct the voting at the meeting. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each share, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The inspectors will tabulate the number of votes cast for or withheld as to the vote on each nominee for director and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes, as applicable, with respect to the other proposals listed on the proxy card and any other matter that may properly come before the meeting.

Quorum and Voting Requirements

A majority of shares of the outstanding common stock, par value $0.01 per share (“Common Stock”), present in person or by proxy, is necessary to constitute a quorum. Abstentions are counted as present at the meeting for purposes of determining whether a quorum exists. Broker non-votes only count towards quorum if at least one proposal on the proxy is considered a routine matter under New York Stock Exchange (“NYSE”) Rule 452. A broker non-vote occurs when a broker or other nominee returns a proxy but does not vote on a particular proposal because the broker or nominee does not have authority to vote on that particular item and has not received voting instructions from the beneficial owner. Under NYSE Rule 452, brokers have the authority to vote such shares on routine matters, but not on non-routine matters. Routine matters include the proposal to ratify the appointment of the auditors, but do not include the election of directors or the approval, in a non-binding advisory vote, of the compensation of the Company’s named executive officers.

The only voting security of the Company outstanding is its Common Stock. Only the holders of record of shares of Common Stock at the close of business on March 19, 2012, the record date for the meeting, are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. On the record date, there were 23,429,002 shares of Common Stock outstanding and entitled to be voted at the meeting. Each share of Common Stock is entitled to one vote.

Election of Directors. Directors are elected by a plurality of the votes of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled will be elected. Cumulative voting is not permitted. Therefore, the six nominees who receive the most votes will be elected. New York Stock Exchange Rule 452 prohibits brokers from casting discretionary votes in any election of directors. Under Delaware law and the Company’s Certificate of Incorporation and Bylaws, abstentions and broker non-votes will have no effect on voting on the election of directors, provided a quorum is present.

Non-Binding Approval of Say on Pay. The advisory vote on the proposal to approve the compensation of the Company’s named executive officers, commonly known as “say on pay,” is non-binding. The affirmative vote of a majority of the holders of shares of Common Stock having voting power present in person or represented by proxy is required for the non-binding approval of the say on pay proposal. Abstentions will have the effect of votes against the say on pay proposal, but broker non-votes and other limited proxies will have no effect on the say on pay proposal.

Ratification of Appointment of Independent Auditors. The proposal to ratify the appointment of auditors must be approved by a vote of a majority of the holders of shares of Common Stock having voting power present in person or represented by proxy. An abstention with respect to such proposal will therefore effectively count as a vote against the proposal. Ratification of the appointment of the Company’s independent auditors is a routine matter to which a broker has authority to cast discretionary votes if the broker has not received voting instructions from the beneficial owner of such shares at least ten days before the annual meeting. Broker discretionary votes as to the proposal to ratify the appointment of independent auditors will be counted towards a meeting quorum and will be considered a part of the voting power with respect to such proposal.

PROPOSAL ONE

ELECTION OF DIRECTORS

The business and affairs of the Company are managed by the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies. The Bylaws of the Company provide for a minimum of five directors, with such number of directors to be fixed by the Board of Directors from time to time. The Board of Directors has fixed at six the number of directors that will constitute the full Board of Directors. Therefore, six directors will be elected at the annual meeting.

All duly submitted and unrevoked proxies will be voted for the nominees for director selected by the Board of Directors, except where authorization to vote is withheld. If any nominee should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to vote for another person designated by the Board. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified.

The nominees of the Board for directors of the Company are named below. Each of the nominees has consented to serve as a director if elected. The table below sets forth certain information with respect to the nominees, including the ages of the nominees as of the date of the annual meeting of stockholders and their business experience. All of the nominees are presently directors of the Company. With the exception of John H. Wilson, all of the nominees have served continuously as directors since the date of their first election or appointment to the Board. Mr. Wilson served as a director of the Company from April 1989 until May 1993 and was re-elected to the Board in May 1994.

Donald E. Courtney, age 81, Director since 1989.	Mr. Courtney is currently Chairman of Tempo Lighting, Inc. and Chairman of MDinTouch, Inc. Mr.
Courtney was the President and Chairman of the Board of Directors of Investech, Ltd., which was a private importing firm, from 1994 to 2011. Mr. Courtney was selected as nominee to serve as a director of the Company due to his valuable insight and experience in management of publicly traded companies gained while serving as Chairman, President and Chief Executive Officer of SOI
Industries, Inc. from 1984 to 1994 and serving as Chairman and Chief Executive Officer of
Magnetech Corp from 1987 to 1994.

Gregory J. Fisher, age 61, Director since February 2012.	Mr. Fisher was the Chief Financial Officer of Taylor Companies, LLC, a private oil field transportation company, from 2008 to 2010. Mr. Fisher was the Senior Vice President, Chief Financial Officer and Controller of ElkCorp, a formerly publicly-traded company in the building materials industry, from 2004 until it was acquired by another company in 2007. Mr. Fisher had also previously served as the Vice President Finance and Administration of Elk, a subsidiary of ElkCorp, from 1985 to 2004. Mr. Fisher currently serves as a Trustee of the Knights of Columbus and is a member of their Investment Committee. Mr. Fisher also serves on the Advisory Board of The Catholic Foundation of Dallas and is a Certified Management Accountant. Mr. Fisher was selected as a nominee to serve as a director of the Company due to his extensive experience in the building materials industry and his understanding of public company finance, financial reporting and internal control gained while serving a public company.

Daniel L. Jones, age 48, Director since May 1994.	Mr. Jones has held the office of President and Chief Executive Officer of the Company since February 2006. He performed the duties of the Chief Executive Officer in an interim capacity from May 2005 to February 2006. From May 1998 until February 2006, Mr. Jones was President and Chief Operating Officer of the Company. He previously held the positions of Chief Operating Officer from October 1997 until May 1998, Executive Vice President from May 1997 to October 1997, Vice President-Sales and Marketing from 1992 to May 1997, after serving as Director of Sales since joining the Company in November 1989. Mr. Jones was selected as nominee to serve as a director of the Company due to his depth of knowledge of the Company, including its strategies, operations, supply sources and markets, his extensive knowledge of the building wire industry and his past and present positions with the Company.

William R. Thomas III age 41, Director since May 2007.	Mr. Thomas became Vice President at Capital Southwest Corporation, a publicly-traded venture capital investment company, in July 2010. He performed the duties of Assistant Vice President at Capital Southwest since July 2008 and duties of Investment Associate at Capital Southwest since July 2006. From 2004 to 2006, Mr. Thomas earned his M.B.A. from Harvard Business School. During a portion of his time at Harvard, Mr. Thomas served as a consultant at Investor Group Services, a consulting firm serving private equity clients. From 1993 through 2004, Mr. Thomas served in the U.S. Air Force, reaching the rank of Major. During his time in the Air Force, Mr. Thomas served in contract and logistics management positions in the Air Mobility Command and as chief pilot of an Air Force Airlift Group. Mr. Thomas was selected as nominee to serve as a director of the Company due to his experience serving on the boards of seven other privately-held companies and three nonprofit entities in various positions including treasurer, compliance officer and compensation committee chair. Mr. Thomas brings to the Board his expertise in assisting portfolio companies in acquisition analysis, new product development planning and strategic planning efforts.

Scott D. Weaver, age 53, Director since May 2002.	Mr. Weaver has served as Vice President of Western Refining, Inc., a public refining and marketing company located in El Paso, Texas, since December 31, 2007. He has been a Director of Western
Refining, Inc. since 2005. From August 2009 to January 2010, Mr. Weaver served as interim
Treasurer of Western Refining. From August 2005 to December 2007, Mr. Weaver served as Chief
Administrative Officer of Western Refining and from June 2000 to August 2005, Mr. Weaver served as Chief Financial Officer of Western Refining. From 1993 until June 2000, Mr. Weaver was the Vice President-Finance, Treasurer and Secretary of Encore Wire. Mr. Weaver also serves as a director of Wellington Insurance Company, a privately held insurance company, AmerTac
Holdings, Inc., a privately held consumer products company, and Vomaris Innovations, Inc., a privately held wound care device company. Mr. Weaver was selected as nominee to serve as a director of the Company due to his valuable knowledge of the building wire industry and familiarity with the Company gained while serving as an officer of the Company and his extensive knowledge of finance and public accounting.

John H. Wilson, age 69, Director from 1989 until May 1993 and since May 1994.	Mr. Wilson has been President of U.S. Equity Corporation, a venture capital firm, since 1983. Mr. Wilson is currently a director of Capital Southwest Corporation. Mr. Wilson was selected as nominee to serve as a director of the Company due to his extensive experience over 45 years serving as either an executive or an investor in numerous companies in industries ranging from banking, insurance, manufacturing, communications, health and transportation.

There are no family relationships between any of the nominees or between any of the nominees and any director or executive officer of the Company. Mr. Wilson was originally elected to the Board of Directors of the Company pursuant to the terms of an investment purchase agreement entered into in connection with the formation of the Company in 1989. The director election provisions of the agreement were terminated in connection with the Company’s initial public offering in 1992.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE NOMINEES SET FORTH ABOVE.

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

Board Independence

The Board has determined that each of the following directors and director nominees is “independent” as defined by Rule 5605(a)(2) of the listing standards of the NASDAQ Stock Market (“NASDAQ”):

Gregory J. Fisher

William R. Thomas III

Scott D. Weaver

John H. Wilson

The Board has determined that each of the current members of the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee and Stock Option Committee of the Board of Directors is “independent” within the rules set forth in the listing standards of NASDAQ. In assessing the director independence standards, the Board considered that Scott Weaver was employed by the Company from 1993 until June 2000. The Board concluded, based on all the facts and circumstances, that this past relationship with the Company does not affect Mr. Weaver’s independence as a director under NASDAQ’s independence definition. However, Mr. Weaver’s past employment with the Company disqualifies him as an “outside director” for the purposes of Rule 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Board Structure and Committee Composition

As of the date of this proxy statement, the Board has six directors and the following four committees: Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee and Stock Option Committee. The membership and function of each committee is described below. The Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee each operate under a written charter adopted by the Board of Directors. A current copy of each charter is available under the “Investors Info” section of the Company’s website at www.encorewire.com.

During the Company’s calendar year ended December 31, 2011, the Board of Directors held a total of four meetings. Each director attended at least 75% of the aggregate of such meetings held during the period in which such director served. Each director attended at least 75% of the meetings held by all committees on which such director served. Directors are encouraged to attend annual meetings of the stockholders of the Company. All of the Company’s directors attended the 2011 annual meeting of the stockholders of the Company.

Board Leadership Structure

The Board of Directors does not have a formal policy with respect to whether the Chief Executive Officer should also serve as Chairman of the Board. The Board makes this decision based on its evaluation of the circumstances in existence and the specific needs of the Company and the Board at any time it is considering either or both roles.

Currently, Daniel L. Jones serves as the Chief Executive Officer of the Company. The Board has not elected a Chairman of the Board. The Board believes that its current Board leadership structure is appropriate for the Company, because it gives each director an equal stake in the Board’s actions and equal accountability to the Company and its stockholders. The Board believes this leadership structure has enhanced the Board’s oversight of and independence from management, the ability of the Board to carry out its roles and responsibilities on behalf of the Company’s stockholders, and the Company’s overall corporate governance.

Risk Oversight

The Board of Directors oversees the Company’s risk management, satisfying itself that the Company’s risk management practices are consistent with its corporate strategy and are functioning appropriately. The Board does not have a separate risk committee, but instead believes that the entire Board is responsible for overseeing the Company’s risk management.

The Board conducts certain risk oversight activities through its committees. The Audit Committee oversees the Company’s compliance risk, including reviewing reports of the Company’s compliance with the Sarbanes-Oxley Act. The Nominating and Corporate Governance Committee’s role in risk oversight includes recommending director candidates who have appropriate experience that will enable them to provide competent oversight over the Company’s material risks. The Compensation Committee monitors the risks to which the Company’s compensation policies and practices could subject the Company.

The Board helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and conducting succession planning for key leadership positions at the Company. In addition to regular reports from each of the Board’s committees, the Board receives regular reports from the Company’s management on the Company’s most material risks and the degree of its exposure to those risks.

Audit Committee

The current members of the Audit Committee are Scott D. Weaver (Chairman), Gregory J. Fisher and John H. Wilson, each of whom meet the independence requirements of the applicable NASDAQ and Securities and Exchange Commission (“SEC”) rules. The same individuals served as members of the Audit Committee during 2011, except that Mr. Fisher was appointed to the Audit Committee on February 8, 2012 in connection with his appointment to the Board. The Audit Committee met five times during 2011. The role of the Audit Committee is to review, with the Company’s auditors, the scope of the audit procedures to be applied in the conduct of the annual audit as well as the results of the annual audit. The Audit Committee works closely with management as well as the Company’s independent auditors. A current copy of the Audit Committee Charter is available under the “Investors Info” section of the Company’s website at www.encorewire.com.

The Board has determined that Scott D. Weaver, Gregory J. Fisher and John H. Wilson are the “audit committee financial experts” of the Company, as defined in the rules established by the NASDAQ and the SEC.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are John H. Wilson (Chairman), Scott D. Weaver, Gregory J. Fisher, and William R. Thomas III. The current members of the Nominating and Corporate Governance Committee served as members of the Nominating and Corporate Governance Committee during 2011, except that Mr. Fisher was appointed to the Nominating and Corporate Governance Committee on February 8, 2012 in connection with his appointment to the Board. The Nominating and Corporate Governance Committee met one time in 2011. The Nominating and Corporate Governance Committee assists the Board by identifying individuals qualified to become Board members, advises the Board concerning Board membership, leads the Board in an annual review of Board performance, and recommends director nominees to the Board. A current copy of the Nominating and Corporate Governance Committee Charter is available under the “Investors Info” section of the Company’s website at www.encorewire.com.

Compensation Committee

The current members of the Compensation Committee are John H. Wilson (Chairman), Scott D. Weaver, Gregory J. Fisher, and William R. Thomas III. The current members of the Compensation Committee served as members of the Compensation Committee during 2011, except that Mr. Fisher was appointed to the Compensation Committee on February 8, 2012 in connection with his appointment to the Board. The Compensation Committee met two times during 2011. The role of the Compensation Committee is to review the performance of officers, including those officers who are also members of the Board, and to set their compensation. The Compensation Committee also supervises and administers all compensation and benefit policies, practices and plans of the Company, except that the Stock Option Committee administers the 2010 Stock Option Plan. A current copy of the Compensation Committee Charter is available under the “Investors Info” section of the Company’s website at www.encorewire.com.

Stock Option Committee

The current members of the Stock Option Committee are John H. Wilson (Chairman), Gregory J. Fisher and William R. Thomas III. The current members of the Stock Option Committee served as members of the Stock Option Committee during 2011, except that Mr. Fisher was appointed to the Stock Option Committee on February 8, 2012 in connection with his appointment to the Board. The Stock Option Committee held two meetings during 2011 and has held one meeting so far in 2012. Each of the members of the Stock Option Committee qualifies as a “non-employee director” as that term is defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” as that term is defined under Section 162(m) of the Internal Revenue Code. The role of the Stock Option Committee is to administer the 2010 Stock Option Plan and to ensure that stock options granted thereunder satisfy the exception to the $1 million deduction limitation under Section 162(m) under the Internal Revenue Code.

Consideration of Director Nominees

Stockholder nominees

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted nominations for candidates for membership on the Board, as described below under “Identifying and

Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Corporate Governance Committee shall address the membership criteria as described below in “Director Qualifications.” Any stockholder director nomination proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Nominating and Corporate Governance Committee

c/o Corporate Secretary

Encore Wire Corporation

1329 Millwood Road

McKinney, Texas 75069

Director Qualifications

The Board has adopted criteria that apply to nominees recommended by the Nominating and Corporate Governance Committee for a position on the Board. Among the qualifications provided by the criteria, nominees must be of the highest ethical character and share the values of the Company. Nominees must have reputations consistent with that of the Company and should be highly accomplished in their respective fields, possessing superior credentials and recognition. Nominees should also be active or former senior executive officers of public or significant private companies or leaders in their industry. Experience in the electrical wire and cable industry is not mandatory, but is considered by the Board among the criteria for selection as a nominee. Nominees should also have the demonstrated ability to exercise sound business judgment.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for director. Upon the need to add a new director or fill a vacancy on the Board, the Nominating and Corporate Governance Committee will consider prospective candidates. Candidates for director may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders, or other persons as provided by the Charter of the Nominating and Corporate Governance Committee. As described above, the Nominating and Corporate Governance Committee considers properly submitted stockholder nominations for candidates to the Board. Following verification of stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Corporate Governance Committee along with the other recommendations. In evaluating such nominations, the Nominating and Corporate Governance Committee shall address the membership criteria as described above in “Director Qualifications,” which seeks to achieve a balance of knowledge, experience, and expertise on the Board.

Diversity

The Board values the varied personal and professional backgrounds, perspective and experience as an important factor when identifying nominees for director. The Board does not have a policy with regard to the consideration of diversity in identifying director nominees. The Board focuses on selecting the best candidates and endeavors to see that its membership, as a whole, possesses a diverse range of talents, expertise and backgrounds and represents diverse experiences at the policy-making levels of significant financial, industrial or commercial enterprises.

Stockholder Communications with the Board

The Board provides a process for stockholders of the Company to send written communications to the entire Board. Stockholders of the Company may send written communications to the Board of Directors c/o Corporate Secretary, Encore Wire Corporation, 1329 Millwood Road, McKinney, Texas 75069. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board on a periodic basis.

Report of the Audit Committee

To the Stockholders of Encore Wire Corporation:

The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board of Directors.

Management has the primary responsibility for the financial reporting process including the Company’s system of internal controls, and the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes.

It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company and may not represent themselves to be or to serve as accountants or auditors of the Company. As a result, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the Company’s financial statements.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Company’s annual report referred to below, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditor’s independence.

The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent accountants are in fact “independent.”

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audits. The Audit Committee has met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with management during the year to review the Company’s Sarbanes-Oxley Section 404 compliance efforts related to internal controls over financial reporting. The Audit Committee held five meetings during 2011.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended the selection of Ernst & Young LLP as the Company’s independent auditors.

AUDIT COMMITTEE

Scott D. Weaver, Chairman

John H. Wilson

Gregory J. Fisher

The above report of the Audit Committee and the information disclosed above related to Audit Committee independence under the heading “Board Independence” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Exchange Act or under the Securities Act of 1933, as amended (the “Securities Act”).

Code of Business Conduct and Ethics

In connection with the Company’s long-standing commitment to conduct its business in compliance with applicable laws and regulations and in accordance with its ethical principles, the Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all employees, officers, directors, and advisors of the Company. The Code of Business Conduct and Ethics of the Company is available under the “Investors Info” section of the Company’s website at www.encorewire.com, and is incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS

AND NAMED EXECUTIVE OFFICERS

The following table sets forth, as of March 19, 2012, the beneficial ownership of Common Stock of the Company (the only equity securities of the Company presently outstanding) by (i) each director and nominee for director of the Company, (ii) the named executive officers listed in the Summary Compensation Table elsewhere in this proxy statement, (iii) all directors and named executive officers of the Company as a group and (iv) each person who was known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock.

	Common Stock
	Beneficially Owned (1)
Name	Number of Shares		Percent of Class
Directors and Nominees for Director
Donald E. Courtney	215,941	(2)	*
Gregory J. Fisher	300		*
Daniel L. Jones	403,705	(3)	1.71%
William R. Thomas III	—		—
Scott D. Weaver	20,000	(4)	*
John H. Wilson	—		—

Named Executive Officers (excluding directors and nominees named above)
Frank J. Bilban	118,199	(5)	*
All Directors and Named Executive Officers as a group (7 persons)	758,145	(6)	3.21%

Beneficial Owners of More than 5% (excluding persons named above)
Capital Southwest Corporation 12900 Preston Road Dallas, TX 75230	4,086,750	(7)	17.45%

Piper Jaffray Companies 800 Nicollet Mall Suite 800 Minneapolis, MN 55402	3,512,551	(8)	14.99%

BlackRock Inc. 40 East 52nd Str. New York, NY 10022	1,450,342	(9)	6.19%

Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road Austin, TX 78746	1,363,834	(10)	5.82%

Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	1,277,325	(11)	5.45%

*	Less than one percent.
(1)	Except as otherwise indicated, each stockholder named in the table has sole voting and investment power with respect to all shares of Common Stock indicated as being beneficially owned by such stockholder.
(2)	Includes 62,060 shares of Common Stock owned by Mr. Courtney’s spouse. Mr. Courtney disclaims beneficial ownership of the shares owned by his spouse.

(3)	Includes 24,000 shares of Common Stock underlying stock options that are exercisable within 60 days, 10,125 shares of Common Stock owned by Mr. Jones’ spouse and 337 shares owned by Mr. Jones’ son. Mr. Jones disclaims beneficial ownership of the shares owned by his spouse and his son.
(4)	Includes 20,000 shares of Common Stock pledged to Merrill Lynch as security for a line of credit.
(5)	Includes 8,000 shares of Common Stock underlying stock options that are exercisable within 60 days.
(6)	Includes an aggregate of 181,500 shares of Common Stock that directors and named executive officers have the right to acquire within 60 days pursuant to the exercise of stock options.
(7)	As reported in a Schedule 13D filed by Capital Southwest Corporation on October 13, 1998 with the SEC, 2,774,250 shares beneficially owned by Capital Southwest Corporation are held by Capital Southwest Venture Corporation, a wholly-owned subsidiary of Capital Southwest Corporation.
(8)	As reported in Amendment No. 4 to Schedule 13G filed by Advisory Research, Inc. (“ARI”) on February 14, 2012 with the SEC, ARI, a wholly-owned subsidiary of Piper Jaffray Companies and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,512,551 shares of common stock as a result of acting as investment adviser to various clients. Piper Jaffray Companies may be deemed to be the beneficial owner of these 3,512,551 shares through control of ARI.
(9)	As reported in Amendment No. 2 to Schedule 13G filed by BlackRock, Inc. on February 12, 2012 with the SEC.
(10)	As reported in Amendment No. 1 to Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 14, 2012 with the SEC, Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional possesses power to vote or direct the vote of 1,321,513 shares of Company stock and the power to dispose or direct the disposition of 1,363,834 shares of Company stock that are owned by the Funds. Dimensional disclaims beneficial ownership of all securities owned by the Funds.
(11)	As reported in a Schedule 13G filed by Heartland Advisors, Inc. and William J. Nasgovitz on February 10, 2012 with the SEC, 1,277,325 shares may be deemed beneficially owned by (1) Heartland Advisors, Inc. by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and (2) William J. Nasgovitz, by virtue of his control of Heartland Advisors, Inc. The clients of Heartland Advisors, Inc., a registered investment adviser, including an investment company registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of such shares.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This Compensation Discussion and Analysis section addresses the following topics: (i) the members and role of the Company’s Compensation Committee and the Company’s Stock Option Committee; (ii) our compensation-setting process; (iii) our compensation philosophy; (iv) the components of our executive officer compensation program; and (v) our decisions for compensation earned by the Company’s named executive officers in 2011.

The Board of Directors has determined that Daniel L. Jones, President and Chief Executive Officer of the Company, and Frank J. Bilban, Vice President—Finance and Chief Financial Officer of the Company, are the Company’s only executive officers. Throughout this proxy statement, Mr. Jones and Mr. Bilban are referred to as the “named executive officers.” In this “Compensation Discussion and Analysis” section, the terms, “we,” “our,” “us,” and the “Committee” refer to the Compensation Committee and the Stock Option Committee, as applicable.

The Compensation Committee

Committee Members and Independence

John H. Wilson (Chairman), Scott D. Weaver, Gregory J. Fisher and William R. Thomas III are the current members of the Compensation Committee. Each member of the Compensation Committee qualifies as an independent director under NASDAQ listing standards.

Role of the Compensation Committee

The Compensation Committee administers the compensation program for the officers and certain key employees of the Company and makes all related decisions. The Committee also administers the Company’s compensation and benefit policies, practices and plans of the Company, other than the 2010 Stock Option Plan. As described below, the Stock Option Committee supervises and administers the 2010 Stock Option Plan. The Compensation Committee ensures that the total compensation paid to the officers is fair, reasonable and competitive. The Compensation Committee did not retain compensation advisors with respect to compensation earned during 2011, nor has it done so in the past. We operate under a written charter adopted by the Board. The charter is available under the “Investors Info” section of the Company’s website at www.encorewire.com. The fundamental responsibilities of our Committee are:

•

to review at least annually the goals and objectives and the structure of the Company’s plans for officer compensation, incentive compensation, equity-based compensation, and its general compensation plans and employee benefit plans (including retirement and health insurance plans);

•

to evaluate annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s compensation plans, and to determine his compensation level based on this evaluation;

•	to review annually and determine the compensation level of all officers and certain key employees of the Company, in light of the goals and objectives of the Company’s compensation plans;

•	in consultation with the Chief Executive Officer, to oversee the annual evaluation of management of the Company, including other officers and key employees of the Company; and

•	to review and recommend to the Board all equity-based compensation plans.

Role of the Stock Option Committee

The Board of Directors established the Stock Option Committee to supervise and administer the 2010 Stock Option Plan. John H. Wilson (Chairman), Gregory J. Fisher and William R. Thomas III are the current members of the Stock Option Committee. In addition to qualifying as an independent director under NASDAQ listing standards, each of the members of the Stock Option Committee qualifies as a “non-employee director” as that term is defined under Rule 16b-3 under the Exchange Act and an “outside director” as that term is defined under Section 162(m) of the Internal Revenue Code.

Committee Meetings

The Compensation Committee and Stock Option Committee meet as often as necessary to perform their duties and responsibilities. The Compensation Committee and the Stock Option Committee each held two meetings during 2011 and each held one meeting so far during 2012. We typically meet with the Chief Executive Officer. We also meet in executive session without management.

The Compensation-Setting Process

We meet in executive session each year to evaluate the performance of the officers and certain key employees of the Company, to determine their incentive bonuses for the prior year, to set their base salaries for the next calendar year, and to consider and approve any grants to them of equity incentive compensation.

Although many compensation decisions are made in the first and fourth quarter, our compensation planning process continues throughout the year. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluation of management performance and consideration of the business environment are year-round processes.

Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are:

•	evaluating employee performance; and

•	recommending salary levels, bonus awards and stock option awards.

The Chief Executive Officer and Chief Financial Officer also participate in Compensation Committee meetings at the Committee’s request to provide:

•	background information regarding the Company’s strategic objectives;

•	their evaluation of the performance of the other officers and key employees; and

•	compensation recommendations as to the other officers.

Compensation Philosophy

The Company believes in rewarding officers based on individual performance as well as aligning the officers’ interests with those of the stockholders with the ultimate objective of improving stockholder value. To that end, the Committee believes officer compensation packages provided by the Company to its officers should include both cash and stock-based compensation that reward performance.

The Compensation Committee seeks to achieve the following goals with the Company’s officer compensation programs: to attract, retain and motivate officers and to reward them for value creation. The individual judgments made by the Compensation Committee are subjective and are based largely on the Compensation Committee’s perception of each officer’s contribution to both past performance and the long-term growth potential of the Company.

At the core of our compensation philosophy is our guiding belief that pay should be linked to performance, and several factors underscore that philosophy. Performance is measured both from the macro level of Company earnings and performance, and the micro level of the specific officers’ performance. A substantial portion of officer compensation is determined by each officer’s contribution to the Company’s profitability based largely on a review of each officer’s performance of his or her specific duties and responsibilities that the Chief Executive Officer conducts with the Compensation Committee. We do not have any employment, severance or change-in-control agreements with any of our officers. We do not believe in discounted stock options, reload stock options or re-pricing of stock options.

The Compensation Committee believes that total compensation and accountability should increase with position and responsibility. Consistent with this philosophy, total compensation is higher for individuals with greater responsibility and greater ability to influence the Company’s targeted results and strategic initiatives. As position and responsibility increases, a greater portion of the officer’s total compensation is performance-based pay.

In addition, our compensation methods focus management on achieving strong annual performance in a manner that supports and encourages the Company’s long-term success and profitability. Our bonus payouts are highly variable based on Company and individual performance. We believe that stock options issued under the Company’s stock option plan create long-term incentives that align the interests of management with the interests of long-term stockholders. Finally, while the Company’s overall compensation levels must be sufficiently competitive to attract and retain talented leaders, we believe that compensation should be set at responsible levels.

2011 Compensation

This section describes the compensation decisions that the Committee made with respect to the named executive officers for 2011.

Executive Summary

In 2011 and the first quarter of 2012, we continued to apply the compensation principles described above in determining the compensation of our named executive officers. In summary, the compensation decisions made for 2011 for the named executive officers were as follows:

•	We increased the base salary for Mr. Jones from $550,000 per year to $650,000 per year, and increased the base salary for Mr. Bilban from $250,000 per year to $315,000 per year;

•	We awarded cash incentive bonus payments to the named executive officers in the amount of $650,000 to Mr. Jones and $300,000 to Mr. Bilban; and

•	We granted 20,000 stock options to Mr. Jones and 10,000 stock options to Mr. Bilban in the first quarter of 2012.

In setting compensation policies and making compensation decisions for the named executive officers, we do not use specific formula-driven plans. We do, however, consider a number of factors, including the Company’s overall performance in terms of revenue, profitability, market share and cost containment among others. We take into account the overall economic and industry specific environments that management faces in any given period. We also heavily weight the individual’s personal performance and how he contributed to the success of the rest of the management team. We discuss the performance of the Company and members of the executive staff with the Chief Executive Officer at quarterly Board meetings and at other appropriate points throughout the year. Many of the officers make presentations at quarterly Board meetings, enabling the Board to discuss that executive’s area of functional responsibility and performance personally. Our two named executive officers participate in all Board meetings. While the final amount of any compensation paid to the named executive officers is largely discretionary, based on our business judgment, and is not generated or calculated by reference to any particular formula or performance target, it is based on our thorough, detailed assessment of their performance in managing the Company and performing their specific duties.

Compensation Components

As described in more detail below, the three main components that we use to compensate and incentivize the named executive officers are base salary, cash incentive bonuses and awards of stock options. The named executive officers have no employment, severance or change-in-control agreements with the Company.

Base Salary. In determining base salaries, we consider each named executive officer’s qualifications and experience, scope of responsibilities, the goals and objectives established for the executive, the executive’s past performance, internal pay equity, the tax deductibility of base salary and cash incentive payments and the extent to which the Company’s earnings were affected by the executive’s actions. We must also consider the Company’s past performance and the general economic climate and more specifically the industry climate in which the Company operates and competes in determining whether salary increases are appropriate in that context.

The Company competes in an industry consisting primarily of private companies, or public companies with divisions or subsidiaries that compete with the Company. Because of the lack of directly comparable salary information with producers of electric building wire, we also periodically refer to surveys of salary data with respect to executives in comparable positions at comparable companies. To set salary levels for 2011 for our named executive officers, we referred to the Towers Watson national salary survey of United States manufacturing companies with annual revenue between $500 million and $1.5 billion (the “Comparison Group”). The version of the survey we used does not identify the names of the companies in the Comparison Group that provide salary data. The survey reported 25 salaries in the Comparison Group for CEOs and 24 salaries for the CFO position.

We have historically kept our base salaries at conservative levels while trying to incent our executives with strong bonus and stock option programs that allow the executives to have significant upside when the Company performs well. To that end, the relative amounts of the base salary and bonus of our executives are set at levels so that a significant portion of the total compensation that such executive can earn is performance-based pay. Base salary is largely determined based on the methodology described above in concert with data from salary surveys.

Cash Incentive. Cash incentive bonus payments are discretionary, based primarily on each named executive officer’s contribution to the Company’s profitability over the previous calendar year. The Company makes its cash incentive bonus payments, if any, during the first quarter of the year following the applicable calendar year. The Committee believes that profitability is the most useful measure of management’s effectiveness in creating value for the stockholders of the Company. We employ the methodology described above in concert with data from salary surveys in determining the amount of cash incentive bonus awards.

Equity Incentive. The Company’s named executive officers were eligible to receive stock options granted under the Encore Wire Corporation 1999 Stock Option Plan, as amended and restated (the “1999 Stock Option Plan”) and are eligible to receive stock options granted under the Encore Wire Corporation 2010 Stock Option Plan (the “2010 Stock Option Plan”), as more fully described in Note 6 to the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated herein by reference. The Company grants all stock options with an exercise price that is not lower than the fair market value of the Company’s Common Stock as of the date of grant. The exercise price for stock option grants is determined by reference to the closing price per share on NASDAQ at the close of business on the date of grant. The 1999 Stock Option Plan expired on June 30, 2009. Other than the 2010 Stock Option Plan, the Company has not adopted any other equity incentive plans.

Option awards under the 1999 Stock Option Plan were made at regular or special Compensation Committee meetings. Option awards under the 2010 Stock Option Plan are made at regular or special Stock Option Committee meetings. The effective date for each stock option grant is the date of the committee meeting at which the Compensation Committee or Stock Option Committee, as applicable, granted such stock option. The Company also makes grants of equity incentive awards at the discretion of the Stock Option Committee in connection with the hiring of new officers and other employees.

In determining the number of options to be granted to officers and the frequency of option grants, the Compensation Committee and Stock Option Committee have taken into account the individual’s position, scope of responsibility, ability to affect profitability, the individual’s performance and the value of stock options in relation to other elements of total compensation. In addition, since the Company believes that profitability is the most useful measure of management’s effectiveness in creating value for the stockholders, the Company’s profitability over the prior calendar year is also taken into account when determining the number of options to be granted to officers.

Analysis

The Compensation Committee increased the base salaries for the named executive officers for 2011. In making this decision with respect to Mr. Jones’ 2011 salary level, the Committee considered the following:

•

Mr. Jones is a veteran executive in the wire industry and performed extremely well in leading the Company over the past several years, including through an extremely difficult 2010 in which the Company performed better than expected, gaining market share, producing positive earnings and adding strength to a solid balance sheet.

•

Mr. Jones performed his primary business objectives well for 2010 which were to manage the Company’s operations in a cost effective manner, manage the independent sales force to produce as much sales volume as possible while balancing the Board’s preference for profit vs. volume, manage customer relationships, seek ways to expand the Company’s product offerings, help to ensure that the Company complies with regulatory requirements and meets related deadlines, manage risk and protect the Company’s strong balance sheet and produce as much earnings as reasonably possible given the industry environment.

•

Mr. Jones’ base salary was set at $650,000 effective March 1, 2011, and this amount was in the second (below median) quartile of the Chief Executive Officers of companies in the Comparison Group in the 2011 Towers Watson survey.

•	The general economic climate and severe recession in the construction and building wire industries at that time.

In setting Mr. Bilban’s base salary for 2011 the Committee considered the following:

•

Mr. Bilban is a veteran executive in the wire industry and performed extremely well in leading the Company for the past several years, including through a difficult 2010 in which the Company performed better than expected, gaining market share, producing positive earnings and adding strength to a solid balance sheet.

•

Mr. Bilban performed his primary business objectives well for 2010 which were to assist Mr. Jones in managing the Company’s operations in a cost effective manner, provide Mr. Jones and the Board with accurate timely financial data and analysis, help to ensure that the Company complies with regulatory requirements and meets related deadlines, manage the Company’s treasury function, manage risk and protect the Company’s strong balance sheet and assist Mr. Jones in managing the Company in an effort to maximize the Company’s earnings as much as reasonably possible given the industry environment.

•

Mr. Bilban’s base salary was $315,000 effective March 1, 2011, and this amount was in the first (lowest) quartile of the Chief Financial Officers of companies in the Comparison Group in the 2011 Towers Watson survey.

•	The general economic climate and severe recession in the construction and building wire industries at that time.

The Committee determined to increase base salaries due to Mr. Jones’ and Mr. Bilban’s solid performance during 2010 and the previous several years through difficult global economic conditions that adversely affected the U.S. construction and building wire industries. The Committee recognized that the named executive officers had performed very well in a difficult industry environment, and that the Company’s earnings and prospects had improved dramatically in 2010 versus 2009. After earning $0.05 per share in the five quarters ended March 31, 2010, the Company earned $0.77 per share in the last three quarters of 2010. The Company maintained its competitive edge while its third largest competitor elected to exit the industry and was purchased by the Company’s largest competitor in the first quarter of 2010. The Company’s unit volume increased on a year over year basis over the last three quarters of 2010 despite the competitive pressures. The Committee also recognized that the base salaries of the executive officers had not been raised for over three years, since January 1, 2008, and their base salaries had declined relative to other executives at their level of performance and experience.

The Committee determined cash incentive (bonus) payments at the end of 2011, by which time the Company’s performance and outlook had continued to improve dramatically. After posting earnings per share of $0.16 per share in 2009 and $0.66 per share in 2010, the Company earned $2.14 per share in 2011. The Company’s 2011 unit volume also increased on a year over year basis for the first time since 2007. The performance of the Company’s stock in this prolonged industry recession had also been exceptional. Encore Wire is one of only 120 companies of the 12,920 public companies that trade on a United States exchange that has enjoyed positive share appreciation in 2008, 2009 and 2010. Furthermore, Encore Wire is one of only 67 of these public companies that has enjoyed positive share appreciation in 2008, 2009, 2010 and 2011. Recognizing the dramatic improvement of Encore Wire’s performance in a severe recession in the construction and building wire industries the committee awarded Mr. Jones and Mr. Bilban cash bonuses of $650,000 and $300,000, respectively.

In February 2012, the Committee granted 20,000 stock options to Mr. Jones and 10,000 stock options to Mr. Bilban. The Committee determined the amount of stock options after considering the factors described above. In addition, the Committee considered that Mr. Jones and Mr. Bilban hold only 6,000 and 2,000 unvested stock options, respectively. The Committee determined that the stock options granted to Mr. Jones and Mr. Bilban will continue to create long-term incentives for them and maintain their alignment with the interests of long-term stockholders.

Perquisites and Other Personal Benefits Compensation

The Company provides named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for senior management positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. The amounts shown in the Summary Compensation Table under the heading “Other Compensation” represent the value of Company matching contributions to the named executive officers’ 401(k) accounts, the value of certain life insurance benefits and the cost of vehicle leases and country club memberships to the Company. The named executive officers did not receive any other perquisites or other personal benefits or property.

Accounting for Stock-Based Compensation

The Company accounts for stock-based payments, including its 1999 Stock Option Plan and 2010 Stock Option Plan, in accordance with the requirements of FASB ASC Topic 718 (formerly known as FASB Statement 123(R)).

Tax Deductibility

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that the Company may deduct in any one year with respect to its Chief Executive Officer and each of the next three most highly compensated executive officers (other than the Chief Financial Officer). Certain performance-based compensation approved by stockholders is not subject to this deduction limit. The Board has structured its equity compensation plans with the intention that stock options awarded under such plans would qualify for tax deductibility. However, the Compensation Committee does not limit itself to awarding options or otherwise compensating our officers in a manner that qualifies for such tax deductibility.

Advisory Vote on Executive Compensation

We conducted our first advisory vote on executive compensation last year at our 2011 annual meeting of stockholders. While this vote was not binding on the Company, our board of directors or our compensation committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement.

At the 2011 annual meeting of stockholders, more than 96% of the votes cast on the advisory vote on executive compensation proposal were in favor of our named executive officer compensation as disclosed in the proxy statement, and as a result our named executive officer compensation was approved. The board of directors and Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation policies and decisions were necessary at this time based on the vote results.

Reasonableness of Compensation

After considering the aggregate compensation paid to the named executive officers for 2011 in light of the factors described above, the Committee has determined that the compensation is reasonable and not excessive.

Report of the Compensation Committee

To the Stockholders of Encore Wire Corporation:

The Compensation Committee has submitted the following report for inclusion in this proxy statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act, or the Exchange Act, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

The foregoing report is provided by the following directors, who constitute the Committee:

COMPENSATION COMMITTEE

John H. Wilson, Chairman

Scott D. Weaver

Gregory J. Fisher

William R. Thomas, III

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each named executive officers for the year ended December 31, 2011. The Company has not entered into any employment agreements or severance agreements with any of the named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)		Total ($)
(a)	(b)	(c)	(d)	(f)	(i)		(j)
Daniel L. Jones	2011	633,333	650,000	—	27,362	(3)	1,310,695
President and	2010	550,000	450,000	45,443	27,292		1,072,735
Chief Executive Officer	2009	550,000	—	45,443	24,542		619,985

Frank J. Bilban	2011	304,166	300,000	—	27,674	(4)	631,840
Vice President Finance and	2010	250,000	200,000	15,148	27,781		492,929
Chief Financial Officer	2009	250,000	—	15,148	24,641		289,789

(1)	The amounts in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards pursuant to the Company’s 1999 Stock Option Plan and the Company’s 2010 Stock Option Plan. Assumptions used in the calculation of this amount are included in Note 6 to the Company’s audited financial statements for the year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2012.
(2)	Any amounts shown in column (i) for company vehicle leases or country club memberships reflect the full cost to the Company of such vehicle lease or country club membership for such calendar year, however, only a portion of such costs represents a perquisite. The club memberships generally are maintained for business entertainment purposes but may also be used for personal use.
(3)	This amount includes:

•	$10,000 in matching contributions by the Company to Mr. Jones pursuant to the Company’s 401(k) Plan.

•	$10,742 attributable to Mr. Jones’ use of a Company-provided automobile.

•	$6,430 attributable to the use of a Company country club membership by Mr. Jones.

•	$190 attributable to life insurance benefits provided by the Company for Mr. Jones pursuant to the Company’s Life Insurance Plan.
(4)	The amount includes:

•	$10,000 in matching contributions by the Company to Mr. Bilban pursuant to the Company’s 401(k) Plan.

•	$9,540 attributable to Mr. Bilban’s use of a Company-provided automobile.

•	$7,944 attributable to the use of a Company country club membership by Mr. Bilban.

•	$190 attributable to life insurance benefits provided by the Company for Mr. Bilban pursuant to the Company’s Life Insurance Plan.

Outstanding Equity Awards at 2011 Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)		(e)	(f)

Daniel L. Jones	24,000	6,000	(1)	$17.09	02/19/18

Frank J. Bilban	8,000	2,000	(2)	$17.09	02/19/18

(1)	Options vest in five equal annual installments of 6,000 shares each, with the first options vesting on February 19, 2009.
(2)	Options vest in five equal annual installments of 2,000 shares each, with the first options vesting on February 19, 2009.

2011 Option Exercises

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)
Daniel L. Jones	112,500	$1,428,750	(1)

Frank J. Bilban	45,000	$785,250	(2)

(1)	Mr. Jones exercised these options before their expiration date of October 24, 2011. The value realized on exercise is calculated by multiplying the 112,500 shares of Company common stock acquired by Mr. Jones on the exercise of the option by the difference between the closing price of the Company’s common stock of $20.40 on the date of the exercise and the exercise price of the option of $7.70 per share.
(2)	Mr. Bilban exercised these options before their expiration date of October 24, 2011. The value realized on exercise is calculated by multiplying the 45,000 shares of Company common stock acquired by Mr. Bilban on the exercise of the option by the difference between the closing price of the Company’s common stock of $25.15 on the date of the exercise and the exercise price of the option of $7.70 per share.

2011 Director Compensation

Name	Fees earned or paid in cash ($)	Total ($)
(a)	(b)	(h)
Each non-employee director (1)	20,000	20,000

(1)	Director fees paid to each director, except Daniel L. Jones, President and CEO of the Company.

Non-employee members of the Board of Directors are paid a fee of $5,000 per quarter. In addition, the Company reimburses directors for reasonable travel, lodging and related expenses incurred in attending Board and committee meetings.

Potential Payments upon Termination or Change-in-Control

Upon a Change in Control, all outstanding stock options under the 1999 Stock Option Plan and the 2010 Stock Option Plan will become fully exercisable. For the purposes of stock options granted under the 1999 Stock Option Plan and the 2010 Stock Option Plan, a “Change in Control” occurs in any one of the following circumstances:

•

any person shall have become the beneficial owner of or shall have acquired, directly or indirectly, securities of the Company representing 50% or more (in addition to such person’s current holdings) of the combined voting power of the Company’s then outstanding voting securities without prior approval of at least two-thirds of the members of the Board in office immediately prior to such person’s attaining such percentage interest;

•

the Company is a party to a merger, consolidation, sale of assets, or other reorganization, or a proxy contest, as a consequence of which the members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or

•

during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

Assuming a Change in Control occurred on December 31, 2011, the named executive officers would be entitled to accelerated vesting of all unexercisable stock options having values of $52,860 (Mr. Jones) and $17,620 (Mr. Bilban), based on the difference between the exercise price of the accelerated options and the closing price of the Common Stock on NASDAQ on December 31, 2011. The actual benefit that a named executive officer may receive upon a Change in Control can only be determined at the time of such Change in Control.

Pension Benefits and Nonqualified Deferred Compensation

The company does not offer any post employment compensation that would be required to be disclosed on the “Pension Benefits” or “Non-qualified Deferred Compensation” table.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Certain Relationships and Related Party Transactions

Policies and Procedures

The Audit Committee of the Board of Directors is responsible for reviewing and approving all material transactions with any related party, as set forth in the Related Party Transactions Policy adopted by the Board of Directors. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members.

To identify related party transactions, each year, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes with the interests of the Company as a whole. Our Code of Business Conduct and Ethics requires all directors, officers and employees who have a conflict of interest to immediately notify their supervisor or our Nominating and Corporate Governance Committee chairman.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to the Company in an objective and fair manner. A copy of our Code of Business Conduct and Ethics is available at www.encorewire.com under the “Investors Info” section.

Related Party Transactions

The Company buys reels on which wire is wound, from Lone Star Reel Corporation as well as other reel suppliers. Reels of various types are used by the Company to wind both in process and finished wire. Lone Star Reel is 40% owned by the son-in-law of Donald E. Courtney, a nominee for director. This same ownership group owns Aegis Pallet, which sell pallets to the Company. The Company buys pallets from several suppliers, including Aegis Pallet. The Audit Committee of the Board of Directors has approved the continued use of Lone Star Reel and Aegis Pallet as suppliers subject to continued determinations that any and all such purchases are at prices no less favorable than are available from non-affiliated parties. During the year ended December 31, 2011, the Company paid Lone Star Reel approximately $6,468,284, and Aegis Pallet approximately $386,639.

The Company uses Best H & A Trucking for a minor percentage of its freight services. Best H & A is one of many freight carriers with which the Company does business. Best H & A Trucking is wholly-owned by Mrs. A. Jones, the mother of Daniel L. Jones, a nominee for director and the Company’s President and Chief Executive Officer. The Audit Committee of the Board of Directors has approved the continued use of the transportation services of Best H & A Trucking and determined that these services are at rates no less favorable than are available from non-affiliated parties. During the year ended December 31, 2011, the Company paid Best H & A Trucking approximately $268,049 for these services on the basis of rates the Company believes compare favorably with rates charged by other common carriers.

In February 2012, the Company entered into a Registration Rights Agreement with Capital Southwest Corporation and Capital Southwest Venture Corporation (together, “Capital Southwest”), pursuant to which the Company agreed to register the offer and sale of 4,086,750 shares of common stock of the Company held by Capital Southwest on a registration statement on Form S-3. In exchange for registration of the offer and sale of such shares, Capital Southwest agreed to reimburse the Company for all costs, fees and expenses incurred by the Company in connection with such registration, unless the registration statement did not become effective solely due to the actions or omissions of the Company and without fault of the Stockholders. The Company’s registration of the offer and sale of such shares does not necessarily mean that Capital Southwest will offer or sell such shares. The Company cannot predict if, when or in what amounts Capital Southwest may sell any of the shares covered by the registration statement. The disinterested members of the Board of Directors approved the Company entering into the Registration Rights Agreement.

PROPOSAL TWO

APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION PAID TO THE COMPANY’S NAMED

EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) enables the Company’s stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. The proposal, commonly known as a “say on pay” proposal, gives the Company’s stockholders the opportunity to express their views on the Company’s executive compensation. Because this is an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for administering the Company’s executive compensation policies and practices, values the opinions expressed by stockholders in their vote on this proposal.

As discussed previously in the Compensation Discussion and Analysis section, we believe that the Company’s compensation policies and practices reflect the Company’s belief in rewarding officers based on individual performance as well as aligning the officers’ interests with those of the stockholders with the ultimate objective of improving stockholder value.

We are asking the Company’s stockholders to indicate their support for the Company’s named executive officer compensation program as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the related tabular and narrative disclosures, is hereby approved.”

The affirmative vote of a majority of the holders of shares of Common Stock having voting power present in person or represented by proxy is required for the approval of this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS AND THE RELATED TABULAR AND NARRATIVE DISCLOSURES.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the recommendation of the Audit Committee, Ernst & Young LLP, which has served as the Company’s independent registered public accounting firm since the Company’s inception, has been appointed by the Board of Directors to serve as independent auditors of the Company for the year ending December 31, 2012, subject to the ratification of such appointment by the stockholders of the Company. Although it is not required to do so, the Board of Directors is submitting the selection of auditors for ratification in order to obtain the stockholders’ approval of this appointment. The appointment of auditors will be approved by a vote of a majority of the holders of shares of Common Stock having voting power present in person or represented by proxy. If the selection is not ratified, the Board of Directors will reconsider the appointment. Representatives of Ernst & Young LLP are expected to be present at the meeting to respond to appropriate questions from the stockholders and will be given the opportunity to make a statement should they desire to do so.

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and internal control over financial reporting for the years ended December 31, 2011 and 2010, and fees billed for other services rendered by Ernst & Young LLP during 2011 and 2010:

	2011	2010
Audit Fees (1)	$565,000	$530,000
Audit-Related Fees (2)	25,000	34,304
Tax Fees (3)	—	—
All Other Fees (4)	—	—

Total	$590,000	$564,304

(1)	Audit fees

Fees and expenses paid to Ernst & Young LLP for the audit of internal control over financial reporting and of the consolidated financial statements included in the Company’s Annual Report on Form 10-K, the reviews of the interim consolidated financial information included in the Company’s Quarterly Reports on Form 10-Q, consultations concerning financial accounting and reporting, and reviews of documents filed with the SEC and related consents.

(2)	Audit-Related Fees

Fees and expenses paid to Ernst & Young LLP for consultation on internal control matters, benefit plans and other special audits.

(3)	Tax Fees

Fees and expenses paid to Ernst & Young LLP for tax compliance, tax planning, and tax advice.

(4)	All Other Fees

Consists of fees for annual access to Ernst & Young LLP online accounting research database.

The Audit Committee considered the level of fees rendered by Ernst & Young LLP and concluded that the services were compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee pre-approves audit and permissible non-audit services provided by the independent auditor. The fees enumerated above for 2011 were all pre-approved by the Audit Committee. The Audit Committee follows certain procedures regarding the pre-approval of services provided by the independent auditor. Under these procedures, pre-approval is generally provided for up to one year and any pre-approval is detailed and specific as to the particular service to be provided. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting of the Audit Committee.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2012.

STOCKHOLDER PROPOSALS AND OTHER DEADLINES FOR THE 2013 ANNUAL MEETING OF

STOCKHOLDERS

The Company contemplates that the 2013 annual meeting of Stockholders of the Company will take place on May 7, 2013. Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in the Company’s 2013 proxy statement. Under the SEC’s rules and regulations, stockholders interested in submitting proposals in our proxy materials and for presentation at our 2013 annual meeting of stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, stockholder proposals must be received by the Secretary of the Company at Encore Wire Corporation, 1329 Millwood Road, McKinney, Texas 75069 no later than November 22, 2012 to be eligible for inclusion in our proxy materials; provided that if the 2013 annual meeting of stockholders is changed by more than 30 days from the presently contemplated date, then proposals must be received a reasonable time in advance of the meeting.

Alternatively, as more specifically described in the Company’s Third Amended and Restated Bylaws (the “Bylaws”), a stockholder making a nomination for election to the Board of Directors or a proposal of business (other than proposals to be included in our proxy statement and proxy as discussed in the previous paragraph) for our 2013 annual meeting of stockholders must deliver proper notice to the

Secretary of the Company at Encore Wire Corporation, 1329 Millwood Road, McKinney, Texas 75069 not less than 90 and no more than 120 calendar days before the one year anniversary of the date of the 2012 annual meeting. As a result, for a stockholder nomination for election to the Board of Directors or a proposal of business to be considered at the 2013 annual meeting of stockholders, it must be properly submitted to the Secretary of the Company no earlier than January 1, 2013, and no later than January 31, 2013.

For each individual that a stockholder proposes to nominate as a director and for each matter of business proposed to be considered, the stockholder must provide notice to the Secretary of the Company within the time limits described above for delivering notice of such stockholder proposal and comply with the information requirements in the Bylaws relating to stockholder nominations and proposals.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and officers of the Company, and persons who own more than 10 percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2011, all of the Company’s directors, officers and more than 10 percent beneficial owners complied with all applicable Section 16(a) filing requirements, except as follows: Frank J. Bilban filed one late Form 4, containing one transaction not reported on a timely basis.

ANNUAL REPORT

The Company has provided without charge to each person whose proxy is solicited hereby a copy of the 2011 Annual Report of the Company, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (including the consolidated financial statements) filed with the SEC. Additional copies of the Annual Report may be obtained without charge upon written request to the Company, Encore Wire Corporation, 1329 Millwood Road, McKinney, Texas, 75069, Attention: Corporate Secretary.

OTHER BUSINESS

At the date of this proxy statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If, however, any other matters are properly brought before the 2012 Annual Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote such proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Frank J. Bilban,

Vice President—Finance, Treasurer,

Secretary and Chief Financial Officer

ANNUAL MEETING OF STOCKHOLDERS OF ENCORE WIRE CORPORATION May 1, 2012 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and form of proxy are available at: http://www.proxydocs.com/WIRE Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20630030000000000000 3 050112 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. ELECTION OF DIRECTORS: NOMINEES: Donald E. Courtney Gregory J. Fisher Daniel L. Jones William R. Thomas, III Scott D. Weaver John H. Wilson FOR ALL NOMINEES FOR WITHHOLD ALL NOMINEES AUTHORITY (See FOR ALL instructions EXCEPT below) THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR ALL NOMINEES”. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. PROPOSAL TO APPROVE, IN A NON-BINDING ADVISORY VOTE, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” PROPOSAL TWO. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2012. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” PROPOSAL THREE. 4. The above-named attorney and proxy (or his substitute) is authorized to vote in his discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof. This proxy when properly executed will be voted in the manner directed hereby by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” for Proposal One, “FOR” Proposal Two and “FOR” Proposal Three. FOR AGAINST ABSTAIN

ENCORE WIRE CORPORATION THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints DANIEL L. JONES and FRANK J. BILBAN, and each of them, as the undersigned’s attorneys and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as directed on the reverse side, all the shares of common stock of ENCORE WIRE CORPORATION (the “Company”) held of record by the undersigned on March 19, 2012, at the annual meeting of stockholders to be held on May 1, 2012 or any adjournment or postponement thereof. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. (Continued and to be signed on the reverse side) 14475